Exhibit 10.106

December 15, 2011

PERSONAL AND CONFIDENTIAL

Mr. James J. Talalai

1919 Monterey Drive

Mechanicsburg, PA 17050

Re:	Restrictive Covenants Letter Agreement

Dear Mr. Talalai:

Congratulations on your promotion to Executive Vice President and Chief Operating Officer with Select Medical Corporation, a Delaware corporation (“Select”). Your promotion entitles you to a salary increase and other compensation and benefits, including, but not limited to, a restricted stock award, all as more specifically set forth in your offer letter. As you know, your promotion, salary increase and other benefits (hereafter referred to as the “Consideration”) were conditioned on your agreement to honor the covenants and other agreements set forth herein in favor of Select and its affiliates and subsidiaries (collectively, the “Company”).

1. Confidentiality Agreement. You covenant and agree that you will not, at any time during or after the date you cease to be employed by the Company regardless of reason therefor (the “Termination Date”), reveal, divulge or make known to any person (other than the Company or its officers, employees or agents who need to know such information, or as a result of legal process) or use for your own account or the account of any other person any confidential or proprietary records, data, trade secrets, customer lists or any other confidential or proprietary information whatsoever (the “Confidential Information”) used by the Company and made known (whether or not with the knowledge and permission of the Company, and whether or not developed, devised or otherwise created in whole or in part by the efforts of you) to you by reason of your association with the Company. You further covenant and agree that you will retain all such knowledge and information which you will acquire or develop respecting such Confidential Information in trust for the sole benefit of you and its successors and assigns.

2. Non-Compete Agreement. (a) You acknowledge that the services to be rendered by you to the Company are of a special and unique character. You agree, in exchange for your promotion and the Consideration, that you will not, during the Restrictive Period (as hereinafter defined), (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture that is competitive with any business conducted by the Company on the Termination Date (a “Competitive Business”), to the extent that such Competitive Business is conducted within 50 miles of the Company’s hospitals, clinics, facilities or other locations at which the Company conducts its business as of the Termination Date; (ii) solicit or entice, or endeavor to solicit or entice, away any of the clients, referral sources or payors or customers of any member of the Company, either on your own account or for any other person, firm, corporation or organization; (iii) employ any person who was a director, officer or employee of any member of the Company or any person who is or may be likely to be in

Mr. James J. Talalai

December 15, 2011

possession of any confidential information or trade secrets relating to the business of any member of the Company; or (iv) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of any member of the Company or the business reputation or good name of any member of the Company or the business reputation or good name of any member of the Company, or be otherwise detrimental to the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Company. For purposes hereof, the Restrictive Period will, unless tolled as provided in Section 2(b) below, be the two-year period following the Termination Date.

(b) The Restrictive Period will be deemed tolled during any period in which you are in violation of your obligations under this Section 2 hereof. You agree that, in any action to enforce your obligations, the Company will be entitled to a full two (2) year period of protection under Sections 2 and 3 hereof, determined without including any period of your breach.

3. Non-Solicitation Agreement. In exchange for your promotion and the Consideration, you agree that, during the period of your employment with the Company, and during the Restrictive Period, you will not, directly or indirectly, through any entity, family member or agent, without the express written consent of the Company (which consent may be withheld in Company’s sole discretion), solicit or contact, cause others to solicit or contact, with a view to engaging or employing, nor will you actually engage or employ, any person who is, or at any time was, an employee or consultant of the Company.

4. Restrictive Covenants. You agree that if, in any proceeding, the court or other authority refuses to enforce the confidentiality and non-compete covenants set forth herein because such covenants cover too extensive a geographic area or too long a period of time, any such covenant will be deemed appropriately amended and modified in keeping with the intention of the parties, to the maximum extent permitted by law.

You acknowledge and agree that the confidentiality and non-compete covenants and agreements set forth herein are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the business and other legitimate business interests of the Company. You acknowledge and agree that the covenants and agreements set forth herein are a material reason for your promotion and the Consideration. You also hereby acknowledge and agree that your obligations under this letter agreement, including the restrictive covenants, are assignable by the Company.

Your obligations under Sections 1, 2 and 3 hereof will be fully binding and enforceable regardless of the reason for the termination of your employment, and whether such termination was voluntary or involuntary. Any claim that you may have for breach of this letter agreement will not constitute a defense and will not relieve you from complying with all of your obligations under Sections 1, 2, and 3 hereof.

In the event of a breach or threatened breach by you of any of the confidentiality, non-compete and non-solicitation provisions of this letter agreement, you hereby consent and agree that the Company will be entitled to (1) temporary or preliminary injunctive relief or similar equitable relief, designed to maintain the status quo ante, by restraining you from committing or continuing any such breach or threatened breach in addition to any other relief to which the Company may be entitled, and/or (2) specific performance of any act required to be performed by you under this letter agreement, without the necessity of showing any actual damage.

5. Entire Agreement. This letter agreement contains the entire agreement between the Company and you with respect to the subject matter hereof and supersedes all prior contracts, letters, side letters and other agreements, whether written or oral, with respect hereto.

Mr. James J. Talalai

December 15, 2011

6. Waivers and Amendments. This letter agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, but only by a written instrument signed by both parties hereto or, in the case of a waiver, by the party waiving compliance. No delay or failure on the part of any party hereto in exercising any right, remedy, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof.

7. Fees and Expenses. In the event that it is necessary for the Company to retain the services of an attorney or to initiate legal proceedings to enforce your obligations hereunder, then in the event that it is the prevailing party, the Company will be entitled to recover from you all fees, costs and expenses of enforcing any right under or with respect to this letter agreement, including, without limitation, reasonable fees and expenses of attorneys and accountants, and court costs.

8. Assignment. You may not assign this letter agreement or any part hereof, and any attempted or purported assignment will be null and void. The Company may assign, without your consent, this letter agreement, together with its rights and obligations hereunder, in connection with the sale, transfer or other disposition of all or substantially all of its assets, businesses, or any business division, whether by stock sale, asset sale, merger, consolidation or otherwise.

9. Governing Law; Venue. This letter agreement will be deemed a contract made under, and for all purposes will be construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles. You also hereby consent to the jurisdiction of any state or federal court located in Harrisburg, Pennsylvania as an appropriate venue for any proceeding under this letter agreement, and you hereby waive all questions of personal jurisdiction and venue of such courts, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

10. Severability. If any provision of this letter agreement will be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this letter agreement will remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

11. Survivorship. The respective rights and obligations of the parties hereunder will survive any termination of this letter agreement to the extent necessary to the intended preservation of such rights and obligations.

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[SIGNATURE PAGE IMMEDIATELY FOLLOWING]

Mr. James J. Talalai

December 15, 2011

If the foregoing terms are acceptable to you, please execute this letter in the space provided below and return it to me as soon as possible.

Sincerely, SELECT MEDICAL CORPORATION, a Delaware corporation

By:	/s/ Patricia A. Rice
Patricia A. Rice,
President & Chief Operating Officer

The undersigned, intending to be legally bound hereby, agrees to and accepts the terms hereof:

/s/ James J. Talalai
James J. Talalai